CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors and Stockholders
TECHNE Corporation:

We consent to the incorporation by reference in the Registration Statements (No. 333-37263, 333-88885, and 333-49962) on Form S-8 of TECHNE Corporation
of our report dated August 27, 2008, relating to the consolidated balance sheets of TECHNE Corporation and subsidiaries as of June 30, 2008 and 2007, and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2008, and the effectiveness of internal control over financial reporting as of June 30, 2008, which report is included in the June 30, 2008 annual report on Form 10-K of TECHNE Corporation.

Our report refers to the adoption of Statement of Financial Accounting Standards No. 123 (Revised), "Share-Based Payment" on July 1, 2005.



 /s/ KPMG LLP
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Minneapolis, Minnesota
August 27, 2008